Exhibit 10.19

CUMMINGS PROPERTIES, LLC

STANDARD FORM

AMENDMENT TO LEASE # 2

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and SolidEnergy Systems, LLC LESSEE, at 35-B Cabot Road and Roof Rack Area Woburn, Massachusetts (“premises” or “leased premises”), fully executed on March 30, 2016 (as amended and/or extended, the “lease”), and currently scheduled to terminate on August 30, 2026, unless otherwise terminated or extended as provided in the lease, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations (“terms”), as follows:

1.	Effective February 1, 2021, base rent shall be changed to one million four hundred thirteen thousand six hundred sixty (1,413,660) dollars per year or $117,805 per month.

2.

Effective February 1, 2021, the base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November 2019, which figure shall be compared with the figure for November 2021, and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

3.

No oral, facsimile, or electronic (e.g., email, text, social media, etc.) notice has any force or effect under the lease. Delivery of written notice to LESSOR is acceptable by hand or by first class mail, in addition to the methods listed in Section 21 of the lease, but LESSEE bears all risks associated with said delivery methods, including proof of receipt by LESSOR. All other terms of said Section 21 continue to apply

4.	The last grammatical sentence of Section 7 of Lease Extension #1 is hereby deleted and of no further force or effect.

5.

LESSEE acknowledges and agrees that LESSOR is currently holding an irrevocable standby letter of credit (namely, Silicon Valley Bank Irrevocable Standby Letter of Credit Number SVBSF010899 (the “SVB L/C”)) with a face amount of $289,300, pursuant to Paragraph N of the Rider to Lease and Section 7 of Lease Extension #1, and a $48,967.16 cash security deposit pursuant to Section 2 of the lease and Paragraph T of the Rider to Lease. Upon LESSEE’S execution of this amendment, LESSEE shall amend the SVB L/C to increase the face amount of the SVB L/C from $289,300 to $547,400 by delivering to LESSOR an amendment to the SVB L/C, in a form acceptable to LESSOR’S counsel, evidencing said increase of the face amount. Notwithstanding Paragraph N of the Rider to Lease, LESSEE may, at any time after September 1, 2021, amend the SVB L/C to reduce the face amount of said letter of credit from $547,400 to $475,400 by delivering to LESSOR an amendment to the SVB L/C, in a form acceptable to LESSOR’S counsel, evidencing said reduction of the face amount, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease. All other terms of said Paragraph N shall continue to apply. Time is of the essence.

6.

Effective February 1, 2021, the size of the premises shall be increased with the addition of 12-C Cabot Road (“12-C”) and 12-B Cabot Road (“12-B”). The premises shall then consist of (i) approximately 23,370 square feet at 35-B Cabot Road, (ii) approximately 1,290 square feet at the Roof Rack Area, (iii) approximately 15,253 square feet (including 1.1% common area) at 12-C and (iv) approximately 10,588 square feet (including 1.1% common area) at 12-B.

7.

LESSEE agrees to take possession of 12-C and 12-B in “as is” condition, except LESSOR shall, at LESSOR’S cost, within seven days following full execution of this amendment and LESSOR’S receipt of the security deposit increase provided for above, infill the existing drywall opening between 12-C and 12-A Cabot Road using LESSOR’S building-standard materials.

8.

During the first six months after full execution of this amendment (only), provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease, LESSEE may install, at LESSEE’S sole expense, an illuminated exterior sign at 12 Cabot Road, in a location to be designated by LESSOR and in compliance with LESSOR’S design and construction standards and all applicable ordinances, bylaws, and state and local building codes. LESSEE shall obtain all necessary licenses, permits, and approvals for said sign, and LESSOR’S written consent as to content, size, graphics, construction, and the like. If applicable, LESSEE shall, at LESSEE’S sole expense, install any and all necessary structural support for said sign (e.g., blocking), remove any existing signage, and patch and finish any holes prior to sign installation. Any interfering trees, shrubs, landscaping, and architectural elements may be removed or relocated, also al LESSEE’S sole expense, in connection with such sign installation, with prior written approval of LESSOR.

LESSOR
LESSEE

W12200623-JRH-F

AMENDMENT TO LEASE

(continued)

9.

* Following installation, LESSEE shall maintain said sign in good working order and condition. If LESSEE fails to do so, LESSOR may in LESSOR’S sole discretion, elect to have said sign repaired or removed from the building at LESSEE’S sole expense, and LESSEE shall promptly pay all just invoice(s) therefor. Prior to the lease termination or any earlier relocation by LESSEE, unless otherwise instructed by LESSOR, LESSEE shall remove said sign and restore the premises in accordance with LESSOR’S building and construction standards. Time is of the essence.

10.

In accordance with Section 12 of the lease, LESSEE, at LESSEE’S sole expense, may make non-structural alterations, additions, or improvements to the premises (“LESSEE’S Work”) for LESSEE’S use of the premises as provided in Section 3 of the lease, within the first six months following full execution of this amendment. Before commencing LESSEE’S Work, LESSEE shall submit to LESSOR for LESSOR’S written consent the following: (i) detailed plans and specifications for LESSEE’S Work; (ii) the name and address of a qualified, licensed, certified, and insured general contractor that LESSEE has retained to perform LESSEE’S Work; and (iii) all other information reasonably requested by LESSOR. Upon receipt of LESSOR’S written consent for LESSEE’S Work, and subject to any conditions LESSOR places thereon, LESSEE shall (a) promptly commence LESSEE’S Work and diligently pursue completion thereof, and (b) perform LESSEE’S Work (1) according to the approved plans and specifications, (2) in a good and skillful manner, (3) in compliance with all applicable laws, regulations, statutes, ordinances, bylaws, codes, and orders (“applicable laws”), (4) in full accordance with all terms of the lease, and (5) in full accordance with LESSOR’S building standards and construction specifications. LESSEE’S Work shall be considered (x) “non-building standard” for maintenance purposes pursuant to Section 10 of the lease, and (y) “allowed alterations” pursuant to Section 12 of the lease. Time is of the essence. Any modifications to the premises that are required by applicable laws due to LESSEE’S use of the premises shall be performed by LESSEE at LESSEE’S sole cost and expense and in accordance with all terms of this section and the lease. LESSEE acknowledges and agrees that LESSOR’S consent to LESSEE’S Work may be conditioned upon LESSOR’S receipt of additional security (in an amount and in a form determined by LESSOR pursuant to an amendment to the lease). Section 12 of the lease shall continue to apply in all other respects.

11.

* Each of the parties (i) acknowledges and agrees that it is entering into this amendment voluntarily during difficult economic times resulting from a global pandemic, and (ii) hereby fully and finally waives any and all claims whatsoever, it has now or may have in the future, that this amendment is unenforceable, in its entirety or in part, due to global, national, or local circumstances relating in any way to the COVID-19 pandemic or other similar situation.

This amendment shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this amendment and the lease, the terms herein shall control and supersede any earlier provisions, lowliness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this amendment to be executed this ______19________ day of _____February__________, 2020.

LESSOR: CUMMINGS PROPERTIES, LLC		LESSEE: SOLIDENERGV SYSTEMS, LLC
By:	/s/ E. Anderson	By:	/s/ Qichao Hu
	Duly authorized		Duly authorized
		Print name:	Qichao Hu
09/2018		Title:	CEO

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